Exhibit 1.1

65,208,729 shares

BBVA BANCO FRANCÉS S.A.

Ordinary Shares in the form of American Depositary Shares

UNDERWRITING AGREEMENT

July 18, 2017

July 18, 2017

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

BBVA Banco Francés S.A. (the “Company”), a corporation (sociedad anónima) organized under the laws of the Republic of Argentina (“Argentina”), proposes to issue and sell 65,211,930 ordinary shares, par value 1.00 Argentine peso (“Ps.”) per share, of the Company (“Shares”) in a global offering consisting of an international offering in the United States and other countries outside Argentina and a concurrent offering in Argentina (the “Argentine Offering”). The Shares offered in the United States and other countries outside Argentina will be delivered in the form of American depositary shares and will be evidenced in the form of American Depositary Receipts (“ADRs”) to be issued under a deposit agreement, dated as of December 1, 1993, as amended as of August 12, 1997, and as further amended and restated as of May 28, 2013, among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and owners and holders of American depositary shares issued thereunder (the “Deposit Agreement”). Each American depositary share represents three Shares. The ordinary shares, par value Ps.1.00 per share, of the Company to be outstanding after giving effect to the sales contemplated hereby and in the Argentine Offering, are hereinafter referred to as the “Common Stock.”

The Company proposes to issue and sell to the several Underwriters named in Schedule I hereto (the “Underwriters”) 65,208,729 Shares in the form of 21,736,243 American depositary shares (the “Firm ADSs”). The Company also proposes to issue and sell to the several Underwriters not more than an additional 9,781,789 Shares in the form of 3,260,596 American depositary shares (the “Additional ADSs”) if and to the extent that Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., as managers of the offering (collectively, the “Managers”), shall have determined to exercise, on behalf of the Underwriters, the right to purchase such Shares granted to the Underwriters in Section 2 hereof. The Firm ADSs and the Additional ADSs are hereinafter collectively referred to as the “ADSs.”

The Company, acting as Argentine placement agent (the “Argentine Placement Agent”), will offer and place 3,201 Shares of the Company in the Argentine Offering concurrently with the offer and sale of the Firm ADSs by the Underwriters. In connection with the offer and placement of the Shares in the Argentine Offering, the Company has prepared a prospectus in Spanish, dated June 30, 2017 (as amended or supplemented at the date thereof, including any and all exhibits thereto, the “Argentine Prospectus”), which has been filed with, and approved for use in connection with a public offering of the Shares in Argentina, by the Argentine Comisión Nacional de Valores (the “CNV”).

The Company commenced and has consummated a preemptive and accretion rights offering to its existing shareholders as described in the Time of Sale Prospectus (as defined below) (the “Rights Offering”). In order to ensure the availability of a sufficient number of ADSs to be offered and sold by the Underwriters hereunder, and of a sufficient number of Shares to be offered and placed by the Argentine Placement Agent in Argentina, the Company’s controlling shareholders, Banco Bilbao Vizcaya Argentaria S.A. and BBV América SL (the “Controlling Shareholders”), representing 75.42% of the Company’s capital stock have, pursuant to a preemptive and accretion rights assignment agreement (the “Assignment Agreement”), assigned to BBVA Francés Valores S.A., as subscription agent (the “Subscription Agent”), as agent for the Underwriters, their preemptive and accretion rights in respect of the Shares (including in the form of American depositary shares) to be issued pursuant to the Rights Offering. At the direction of the Underwriters, the Subscription Agent has not exercised the preemptive and accretion rights assigned to it pursuant to the Assignment Agreement, and has allowed such rights to lapse. None of the Subscription Agent, the Underwriters or the Argentine Placement Agent have exercised any accretion rights relating to the preemptive rights assigned by the Controlling Shareholders.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form F-3 (No. 333-219100), including a related prospectus covering the registration of the Shares and the ADSs under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement, including the related prospectus, as amended at the time it became effective, including all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified is hereinafter referred to as the “Registration Statement;” all 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B. “430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f); and “430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C. The prospectus in the form first used to confirm sales of ADSs (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus.”

A registration statement on Form F-6 (File No. 333-188557) in respect of the ADSs, was filed with the Commission on May 13, 2013 (the “ADS Registration Statement”).

For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the preliminary prospectus together with the documents and pricing information set forth in Schedule II hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, the Time of Sale Prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1. Representations and Warranties. The Company represents and warrants to and agrees with each of the Underwriters that:

(a) Each of the Registration Statement and the ADS Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement or the ADS Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by the Commission.

(b) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) the Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (iv) the Time of Sale Prospectus does not, and at the time of each sale of the ADSs in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Date (as defined in Section 4), the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (v) each broadly available road show, if any, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vi) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain, as of the date of such amendment or supplement, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein. There are no material differences between the disclosure included or incorporated by reference in each of the Argentine Prospectus and the Time of Sale Prospectus.

(c) (i) At the time of initial filing of the Registration Statement and (ii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the ADSs in reliance on the exemption of Rule 163, the Company was a “well known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405.

(d) The opinions, analyses, and forecasts about the Company and any third-party statistical and market-related data included in the Registration Statement, the Time of Sale Prospectus and the Prospectus are based on or derived from sources that the Company reasonably believes to be reliable and accurate, and the Company has obtained the written consent that, to the knowledge of the Company, is required for the use of any such data from such sources. Any other statistical information provided in the Registration Statement, the Time of Sale Prospectus and the Prospectus is in all material respects accurately presented and prepared on a basis consistent with the books and records of the Company and its consolidated subsidiaries. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(e) The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date of this Agreement.

(f) The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to the use of the automatic shelf registration statement form. If at any time when ADSs remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Managers, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the ADSs, in a form satisfactory to the Managers, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Managers of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the ADSs to continue as contemplated in the automatic shelf registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(g) The Company has paid or shall pay the required Commission filing fees relating to the ADSs within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(h) The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or behalf of or used or referred to by the Company complies or will comply, when filed, in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule II hereto, and electronic road shows, if any, each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(i) The Company has been duly incorporated, is validly existing as a corporation under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(j) Each subsidiary of the Company has been duly incorporated, is validly existing as a corporation under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims.

(k) This Agreement has been duly authorized, executed and delivered by the Company. The Company has full right, power and authority to perform its obligations under this Agreement.

(l) The Deposit Agreement and the Assignment Agreement (together with this Agreement, the “Transaction Documents”), have been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the other parties thereto, constitute the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with their terms subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity. The Company has full right, power and authority to perform its obligations under the aforementioned documents.

(m) The Rights Offering was conducted, and all contracts, agreements and documents executed or delivered by the Company in connection with the Rights Offering were prepared, executed and delivered, in accordance with, and each satisfies the requirements of, Argentine law.

(n) The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Time of Sale Prospectus and the Prospectus.

(o) The shares of Common Stock outstanding prior to the issuance of the Shares have been duly authorized and are validly issued, fully paid and non-assessable; and none of such shares of Common Stock have been issued in violation of any preemptive, accretion or similar rights of any security holder.

(p) The Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement and pursuant to the Argentine Offering, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights; each Controlling Shareholder has duly and validly assigned to the Subscription Agent its preemptive and accretion rights with respect to the Shares to be issued; the Shares have not been issued in violation of any preemptive, accretion or similar rights of any security holder; and no existing shareholder of the Company has or will have any right to subscribe the ADSs or the Shares underlying such ADSs issued and sold pursuant to this Agreement, or the Shares issued and placed by the Argentine Placement Agent.

(q) Upon the issuance by the Depositary of ADRs evidencing ADSs against the deposit of Shares in respect thereof in accordance with the provisions of the Deposit Agreement, such ADRs will be duly authorized and, when issued and delivered in accordance with the terms of the Deposit Agreement, will be validly issued, fully paid and non-assessable, and the persons in whose names the ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement; and the Deposit Agreement and the ADRs will conform in all material respects to the description thereof in the Time of Sale Prospectus and the Prospectus.

(r) The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents will not contravene any provision of applicable law or the certificate of incorporation or by-laws of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under the Transaction Documents, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the ADSs.

(s) Neither the Company nor any of its subsidiaries is (i) in violation of its respective charter, by-laws or other constitutive documents; (ii) in violation of any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties; or (iii) in default (or with the giving of notice or lapse of time would be in default), under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except, in each of (ii) and (iii), where any such violation or default would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(t) Each of the Transaction Documents is in proper legal form under the laws of Argentina for the enforcement thereof in Argentina against the Company; provided that, for the validity and enforceability of this Agreement and each other Transaction Document before Argentine courts, the requirements of Section 1(zz) herein must be satisfied. Subject to the preceding sentence, all formalities required in Argentina, for the validity and enforceability (including any necessary registration, recording or filing with any court or other governmental authority) of this Agreement and each other Transaction Document have been accomplished, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Transaction Documents in Argentina or any political subdivision thereof or agency therein that any of them be filed or recorded with any court, authority or agency in, or that any stamp, registration or similar taxes or duties (other than court taxes referred to above) be paid to any court, authority or agency of Argentina or any political subdivision thereof.

(u) It is not necessary under the laws of Argentina (i) to enable the Underwriters to enforce their rights under this Agreement, to enable any holder of ADSs to enforce their respective rights thereunder, provided that they are not otherwise engaged in business in Argentina, or (ii) solely by reason of the execution, delivery or consummation of this Agreement, for any of the Underwriters or any holder of ADSs of the Company to be qualified or entitled to carry out business in Argentina.

(v) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus.

(w) There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject (i) other than proceedings accurately described in all material respects in the Time of Sale Prospectus and the Prospectus and proceedings that would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under the Transaction Documents or to consummate the transactions contemplated by the Time of Sale Prospectus or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described; and there are no statutes, regulations, contracts or other documents to which the Company is subject or by which the Company is bound that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(x) Each preliminary prospectus filed as part of the registration statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(y) The Company is a “foreign private issuer” as defined in Rule 405 of the Securities Act.

(z) The Company is not, and after giving effect to the offering and sale of the ADSs and the application of the proceeds thereof as described in the Time of Sale Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(aa) The Company was not a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes for its most recent taxable year and it does not expect to be a PFIC for its current taxable year or in the foreseeable future.

(bb) The Company and its subsidiaries (i) have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or anticipated by the Company to be made thereof by them and (ii) hold any leased real or personal property under valid and enforceable leases, except in the case of (i) and (ii) where the failure to have such title to personal property and assets would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(cc) The Company and its subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the Time of Sale Prospectus to be conducted by them, except where the failure to obtain or possess such Licenses would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(dd) No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, except as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(ee) The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(ff) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, be reasonably expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(gg) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(hh) There are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate be reasonably expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or would materially and adversely affect the ability of the Company to perform its obligations under the Transaction Documents, or which are otherwise material in the context of the Rights Offering or the sale and placement of the Shares or ADSs; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Company’s knowledge, contemplated.

(ii) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares and ADSs registered pursuant to the Registration Statement and the ADS Registration Statement.

(jj) (i) None of the Company or its subsidiaries, or any director, officer, or employee thereof, or, to the Company’s knowledge, any of its affiliates or any agent or representative or other person acting on behalf of the Company or of any of its subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (“Government Official”) in order to influence official action, or to any person in violation of any applicable anti-corruption laws; (ii) the Company and its subsidiaries have conducted their businesses in compliance with, and the Company’s affiliates have conducted their business in compliance in all material respects with, any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 of the United Kingdom, each as may be amended, or similar law, rule or regulation in Argentina or any other applicable anti-bribery or anti-corruption law, rule or regulation, and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws; and (iii) neither the Company nor its subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended, or the Bribery Act 2010 of the United Kingdom, each as may be amended, or similar law, rule or regulation in Argentina or any other applicable anti-bribery or anti-corruption law, rule or regulation.

(kk) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including, as applicable, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(ll) (i) None of the Company or its subsidiaries, or any director, officer, or employee thereof, or, to the Company’s knowledge, any of its affiliates or any agent or representative or other person acting on behalf of the Company or of any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), or

(B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria), other than the representative office of Banco Bilbao Vizcaya Argentaria, S.A. in Havana, Cuba disclosed to the Commission in the response of Banco Bilbao Vizcaya Argentaria, S.A. dated May 31, 2013 to the Commission’s comment letter dated April 17, 2013.

(ii) The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B) in any other manner that will result in a violation of Sanctions, or could result in the imposition of Sanctions against any individual or entity, including by any Person or entity (including any Person or entity participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) For the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or with or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(mm) The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not have a material adverse effect, or, except as currently being contested in good faith and for which reserves required by the accounting rules of the Argentine Central Bank (“Argentine Banking GAAP”) have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which would reasonably be expected to have) a material adverse effect on the Company and its subsidiaries, taken as a whole.

(nn) The Company, its subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance with the Sarbanes-Oxley Act of 2002 and all the applicable rules of the New York Stock Exchange (“NYSE”). The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Argentine Banking GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The internal controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with the applicable rules of the NYSE. The Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 75 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in internal controls or fraud involving management or other employees who have a significant role in internal controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Act, the Exchange Act, the rules and regulations promulgated under the Securities Act and the Exchange Act, or any matter which, if determined adversely, would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(oo) A member of the Audit Committee has confirmed to the Chief Executive Officer, Chief Financial Officer or General Counsel that the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event.

(pp) Deloitte & Co. S.A., who has audited the audited consolidated financial statements of the Company included or incorporated by reference in the Time of Sale Prospectus and the Prospectus, was for the relevant periods and as of the relevant dates an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board and as required by the Securities Act. KPMG, who has reviewed the unaudited interim consolidated financial statements of the Company included or incorporated by reference in the Time of Sale Prospectus and the Prospectus, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board and as required by the Securities Act.

(qq) The consolidated financial statements included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus, present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown and such consolidated financial statements have been prepared in conformity with Argentine Banking GAAP applied on a consistent basis except as otherwise stated therein.

(rr) Other than this Agreement, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the Rights Offering, the offering and sale of the ADSs contemplated herein or the offering and placement of Shares by the Argentine Placement Agent.

(ss) The ADSs have been approved for listing on the NYSE under the symbol “BFR”, subject to notice of issuance, and the Shares have been approved for listing on the Bolsas y Mercados Argentinos S.A. (the “BYMA”) under the symbol “FRAN”.

(tt) There is no tax, duty, levy, impost, deduction, charge or withholding imposed by Argentina or any political subdivision thereof or taxing authority therein either (i) on or by virtue of the Company’s execution, delivery, performance or enforcement of the Transaction Documents, or (ii) on any payment to be made by the Company pursuant to the Transaction Documents, other than taxes on payments to an Argentine tax resident or a person that provides services from Argentina, including without limitation, the payment of fees to the Argentine custodian under the Deposit Agreement.

(uu) The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the ADSs or the Shares.

(vv) No “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act (i) has imposed (or has informed the Company in writing within the past 60 days that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company in writing within the past 60 days that it is considering any downgrading in the rating of any debt securities or preferred stock of the Company, or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating).

(ww) Except as disclosed in the Time of Sale Prospectus, under the current laws and regulations of Argentina and any political subdivision thereof all dividends and other distributions declared and payable on the Shares in cash may be freely remitted out of Argentina and may be paid in, or freely converted into, United States dollars, in each case without there being required any consent, approval, authorization or order of, or qualification with, any court or governmental agency or body in Argentina; and all such dividends and other distributions paid by the Company will not be subject to withholding under the laws and regulations of Argentina.

(xx) Except as disclosed in the Time of Sale Prospectus under the headings “Exchange Rates and Exchange Controls” and “Dividends and Dividend Policy,” under current laws and regulations of Argentina and any political subdivision thereof, access to the Argentine Free Foreign Exchange Market (Mercado Único y Libre de Cambios) is permitted for remittance abroad to pay dividends and other distributions on the Shares to foreign shareholders insofar as they arise from closed and audited financial statements and provided the Company complies with the filings with the Argentine Central Bank required under Communication “A” 3602, as amended.

(yy) Neither the Company nor any of its subsidiaries nor any of its or their properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of Argentina. The irrevocable and unconditional waiver and agreement of the Company contained in Section 19 not to plead or claim any such immunity in any legal action, suit or proceeding based on this Agreement is valid and binding under the laws of Argentina.

(zz) Any final and conclusive judgment obtained in a U.S. federal or state court of competent jurisdiction sitting in New York City in a civil or commercial suit arising out of or in relation to the obligations of the Company under this Agreement and any applicable Transaction Document or the transactions contemplated hereby and thereby will be enforceable against the Company and will be recognized in Argentina, provided that for the enforceability of this Agreement and each applicable Transaction Document before Argentine courts the following requirements must be satisfied: (i) the original judgment shall fulfill all enforceability requirements in compliance with Articles 517 through 519 of Law No. 17,454 (Argentine Code for Civil and Commercial Procedures), as amended, namely that: (A) the judgment, which must be final in the jurisdiction where rendered, was issued by a competent court in accordance with Argentine laws regarding conflicts of laws and jurisdiction and other principles and rules of international law, and resulted from a personal action or an in rem action with respect to personal property, as opposed to real property, which was transferred to Argentina during or after the prosecution of the foreign action; (B) the defendant against whom enforcement of the judgment is sought was personally served with the summons of the action and, in accordance with due process of law, was given an opportunity to defend itself against the foreign action; (C) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (D) the judgment does not violate the principles of public policy of Argentine law (including Argentine Law No. 24,871); and (E) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court; (ii) in respect of any document in a language other than Spanish (including, without limitation, the foreign judgment and other documents related thereto), a duly legalized translation by a sworn public translator into the Spanish language shall be submitted to the relevant court; (iii) the filing of claims with the Argentine judicial system shall be subject to the payment of a court tax to be paid by the person filing a claim and which tax rates vary from one jurisdiction to another (the current court tax in the courts sitting in the City of Buenos Aires is levied at a rate of 3% of the amount claimed in conformity with Article 2 of Argentine Law No. 23,898); and (iv) pursuant to Argentine Law No. 26,589 (as amended), certain mediation procedures must be exhausted prior to the initiation of lawsuits in Argentina (with the exception, among others, of bankruptcy and executory proceedings, which executory proceedings include the enforcement of foreign judgments, in which case mediation procedures remain optional for the plaintiff).

(aaa) The choice of law of the State of New York as the governing law of this Agreement and the Deposit Agreement is a valid choice of law under the laws of Argentina and will be recognized by the courts of Argentina, subject to compliance with certain Argentine evidentiary requirements, and provided that it does not contravene Argentine principles of public policy (including Argentine law No. 24,871) or good morals in Argentina or any political subdivision of Argentina, and provided further that the application of New York law will be preempted by applicable Argentine law in matters of bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and laws of general principles of equity and that the applicable provisions of the laws of the State of New York shall be submitted as evidence in Argentina in accordance with Section 2595 of the Argentine Civil and Commercial Code. The Transaction Documents and the enforcement in Argentina of a judgment relating thereto are not contrary to public policy or good morals. The submission by the Company to the non-exclusive jurisdiction of the U.S. federal or state courts sitting in The City of New York and County of New York in this

Agreement and the Deposit Agreement constitutes a valid and legally binding obligation of the Company. Service of process in respect of a claim or action in a U.S. court pursuant to this Agreement and the Deposit Agreement, effected in the manner set forth in such agreements, assuming validity under the laws of the State of New York, will be effective, insofar as Argentine law is concerned, to confer valid personal jurisdiction over the Company. The Company has the power to designate, appoint and empower and pursuant to Section 16 of this Agreement has validly and effectively designated, appointed and empowered an agent for service of process in any suit or proceeding based on or arising from this Agreement in any U.S. federal or state court sitting in New York City.

2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but, notwithstanding the exercise of preemptive rights on its behalf by the Subscription Agent, subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective numbers of Firm ADSs set forth in Schedule I hereto opposite its name at $15.52915 per ADS (the “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional ADSs, and the Underwriters shall have the right to purchase, severally and not jointly, up to 3,260,596 Additional ADSs at the Purchase Price; provided, however, that the amount paid by the Underwriters for any Additional ADSs shall be reduced by an amount per American depositary share equal to any dividends declared by the Company and payable on the Firm ADSs but not payable on the Additional ADSs. The Managers may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement. Any exercise notice shall specify the number of Additional ADSs to be purchased by the Underwriters and the date on which such shares are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm ADSs nor later than ten business days after the date of such notice. Additional ADSs may be purchased as provided in Section 4 hereof solely for the purpose of covering sales of shares in excess of the number of Firm ADSs. On each day, if any, that Additional ADSs are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Additional ADSs (subject to such adjustments to eliminate fractional shares as you may determine) that bears the same proportion to the total number of Additional ADSs to be purchased on such Option Closing Date as the number of Firm ADSs set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm ADSs.

3. Terms of Public Offering. The Company is advised by you that the Underwriters propose to make a public offering of their respective portions of the ADSs as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable. The Company is further advised by you that the ADSs are to be offered to the public initially at $15.85 per ADS (the “Public Offering Price”) and to certain dealers selected by you at a price that represents a concession not in excess of $0.19251 per ADS under the Public Offering Price.

4. Payment and Delivery. Payment for the Firm ADSs shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm ADSs for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on July 24, 2017, or at such other time on the same or such other date, not later than five business days thereafter as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional ADSs shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional ADSs for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than five business days thereafter, as shall be designated in writing by you.

The Firm ADSs and Additional ADSs shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Firm ADSs and Additional ADSs shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the ADSs to the Underwriters duly paid, against payment of the Purchase Price therefor.

5. Conditions to the Underwriters’ Obligations. The obligations of the several Underwriters to purchase and pay for the Firm ADSs on the Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on the Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) The Prospectus shall have been filed with the Commission in accordance with the rules and regulations of the Commission. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(b) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date there shall not have occurred (i) any downgrading, nor shall any notice have been given in writing within the past 60 days of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; (ii) any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus that, in your sole judgment, is material and adverse and that makes it, in your sole judgment, impracticable to market the ADSs on the terms and in the manner contemplated in the Time of Sale Prospectus; (iii) any change in either U.S. or Argentine or international financial, political or economic conditions or currency exchange rates or foreign exchange controls the effect of which is such as to make it, in your sole judgment, impractical to market or to enforce contracts for the sale of the ADSs, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the NYSE, NASDAQ or the BYMA or the Mercado Abierto Electrónico S.A. (“MAE”), or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange; (vi) any banking moratorium declared by any U.S. federal, New York or Argentine authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or Argentina or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States or Argentina, any declaration of war by Congress or any other national or international calamity or emergency if, in your sole judgment, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the ADSs or to enforce contracts for the sale of the ADSs.

(c) The Managers shall have received a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect (i) set forth in Section 5(b)(i) above, (ii) that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date, (iii) that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date, (iv) that no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission, and (v) that subsequent to the date of the most recent financial statements included or incorporated by reference in the Time of Sale Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole. The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(d) The Managers shall have received such opinion or opinions and customary negative assurance letter, dated the Closing Date, from Davis Polk & Wardwell LLP, special U.S. counsel for the Company, substantially in the form of Exhibit A hereto.

(e) The Managers shall have received from Cleary Gottlieb Steen & Hamilton LLP, counsel for the Underwriters, such opinion or opinions and customary negative assurance letter, dated the Closing Date, with respect to such matters as the Managers may require and in the form and substance satisfactory to the Managers; and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Cleary Gottlieb Steen & Hamilton LLP may rely as to the incorporation of the Company and all other matters governed by Argentine law upon the opinion of the foreign counsel for the Underwriters referred to below.

(f) The Managers shall have received the legal opinion in English, substantially in the form of Exhibit B hereto, dated the Closing Date, of Pérez Alati, Grondona, Benites, Arntsen & Martínez De Hoz(h), Argentine counsel to the Company.

(g) The Managers shall have received the legal opinion in English, in form and substance satisfactory to the Managers, dated the Closing Date, of Errecondo, González & Funes, Argentine counsel to the Underwriters.

(h) The Managers shall have received the legal opinion, substantially in the form of Exhibit C hereto, dated the Closing Date, of Emmet, Marvin & Martin, LLP, counsel to the Depositary.

(i) (A) On the date of this Agreement and on the Closing Date, Deloitte & Co. S.A. shall have furnished to the Managers, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Managers, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information for the three-month period ended March 31, 2016 and as of and for the years ended December 31, 2016, 2015 and 2014 contained or incorporated by reference in the Time of Sale Prospectus and the Prospectus.

(B) On the date of this Agreement and on the Closing Date, KPMG shall have furnished to the Managers, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Managers, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the unaudited interim consolidated financial statements and certain financial information as of and for the three-month period ended March 31, 2017 contained or incorporated by reference in the Time of Sale Prospectus and the Prospectus; provided, that any letter delivered on any date, shall use a “cut-off date” no more than three business days prior to such date.

(j) On the date of this Agreement and on the Closing Date, the Managers shall have received a certificate signed by the Chief Financial Officer of the Company, in form and substance satisfactory to the Representatives.

(k) On or prior to the date that a preliminary prospectus is first distributed to investors, the Managers shall have received lock-up letters, each substantially in the form of Exhibit D hereto, from the Company, each Controlling Shareholder and each of the directors, committee members and executive officers of the Company.

(l) On or prior to the date that a preliminary prospectus is first distributed to investors, (i) the Controlling Shareholders shall have assigned to the Subscription Agent all of their preemptive and accretion rights to acquire Shares pursuant to the Rights Offering, and (ii) the Managers shall have received a copy of the Assignment Agreement duly executed by each Controlling Shareholder and the Subscription Agent.

(m) The closing of the placement and sale of the Shares pursuant to the Argentine Offering shall have occurred concurrently with the closing hereunder on the Closing Date.

(n) The CNV shall have approved the public offering of the Shares in Argentina, the listing of the Shares on the BYMA shall be in full force and effect, and the ADSs shall have been listed and admitted and authorized for trading on the NYSE, subject to official notice of issuance.

(o) Such other documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Firm ADSs and other matters related to the issuance of such Firm ADSs.

(p) The obligations of the several Underwriters to purchase and pay for the Additional ADSs on an Option Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Option Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(i) a certificate, dated the Option Closing Date and signed by an executive officer of the Company, confirming that the certificate delivered on the Closing Date pursuant to Section 5(c) hereof remains true and correct as of such Option Closing Date;

(ii) an opinion of Davis Polk & Wardwell LLP, outside counsel for the Company, dated the Option Closing Date, relating to the Additional ADSs to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(d) hereof;

(iii) an opinion of Cleary Gottlieb Steen & Hamilton LLP, counsel for the Underwriters, dated the Option Closing Date, relating to the Additional ADSs to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(e) hereof;

(iv) an opinion in English of Pérez Alati, Grondona, Benites, Arntsen & Martínez De Hoz(h), Argentine counsel for the Company, dated the Option Closing Date, relating to the Additional ADSs to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(f) hereof;

(v) an opinion in Errecondo, González & Funes, Argentine counsel for the Underwriters, dated the Option Closing Date, relating to the Additional ADSs to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(g) hereof;

(vi) an opinion of Emmet, Marvin & Martin LLP, counsel to the Depositary, dated the Option Closing Date, relating to the Additional ADSs to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(h) hereof;

(vii) a letter dated the Option Closing Date, in form and substance satisfactory to the Managers, from Deloitte & Co. S.A., substantially in the same form and substance as the letter furnished to the Underwriters pursuant to Section 5(i)(A) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date;

(viii) a letter dated the Option Closing Date, in form and substance satisfactory to the Managers, from KPMG, substantially in the same form and substance as the letter furnished to the Underwriters pursuant to Section 5(i)(B) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date;

(ix) a certificate, dated the Option Closing Date and signed by the Chief Financial Officer of the Company, confirming that the certificate delivered on the Closing Date pursuant to Section 5(j) hereof remains true and correct as of such Option Closing Date; and

(x) such other documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional ADSs to be sold on such Option Closing Date and other matters related to the issuance of such Additional ADSs.

6. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) To furnish to you, without charge, three signed copies of the Registration Statement (including exhibits thereto and documents incorporated by reference) and for delivery to each other Underwriter a conformed copy of the Registration Statement (without exhibits thereto or the documents incorporated by reference) and to furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b) Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(c) To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which you reasonably object.

(d) Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e) If the Time of Sale Prospectus is being used to solicit offers to buy the ADSs at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f) If, during such period after the first date of the public offering of the ADSs as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which ADSs may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g) To endeavor to qualify the ADSs for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request, provided that in no event shall the Company be required to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the ADSs, or taxation in any jurisdiction where it is not now so subject.

(h) To make generally available to the Company’s security holders and to you as soon as practicable an earnings statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(i) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the ADSs under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the ADSs to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the ADSs under state securities laws and all expenses in connection with the qualification of the ADSs for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iv) all filing fees and the reasonably incurred fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the ADSs by the Financial Industry Regulatory Authority up to U.S.$35,000 in the aggregate, (v) all costs and expenses incident to listing the ADSs on the NYSE and the Shares on the BYMA and other national securities exchanges and foreign stock exchanges, (vi) the cost of printing certificates representing the ADSs, (vii) the costs and charges of any transfer agent, registrar or depositary, (viii) the costs and expenses of the Company and the Underwriters relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the ADSs, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives of the Underwriters and the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show; provided that the Company’s reimbursement of such costs and expenses of the Underwriters shall not exceed U.S.$350,000, (ix) the document production charges and expenses associated with printing this Agreement (x) all costs and expenses in connection with the preparation of documents, presentations and other materials in connection with the global offering, including without limitation fees, cost and expenses of consultants and any third-party data sources and data providers, and all printing costs associated therewith, and (xi) all other costs and expenses incident to the performance of the obligations of the Company and the Underwriters hereunder for which provision is not otherwise made in this Section, including but not limited to any filing fees and other expenses (including all travel and other out-of-pocket expenses of representatives of the Underwriters, and all travel and other out-of-pocket expenses, fees and expenses of international and local legal counsel to the Underwriters).

(j) As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158. For the purpose of the preceding sentence, “Availability Date” means the 45th day after the end of the fourth fiscal quarter following the date of this Agreement, except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the 90th day after the end of such fourth fiscal quarter.

(k) During the period of three years hereafter, the Company will furnish to the Managers and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Managers (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the

Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Managers may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (EDGAR), it is not required to furnish such reports or statements to the Underwriters.

(l) The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the Time of Sale Prospectus and, the Company does not intend to use any of the proceeds from the sale of the ADSs hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(m) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the ADSs.

(n) The Company shall pay, and shall indemnify and hold the Underwriters harmless against, any stamp, issue, registration, documentary, sales, transfer or other similar taxes or duties imposed under the laws of Argentina or any political sub-division or taxing authority thereof or therein that is payable in connection with (i) the execution, delivery, consummation or enforcement of this Agreement and the Assignment Agreement, (ii) the creation, allotment and issuance of the Shares and ADSs, (iii) the sale and delivery of the ADSs to the Underwriters or purchasers procured by the Underwriters, or (iv) the resale and delivery of the ADSs by the Underwriters in the manner contemplated herein.

(o) The Company agrees to use its commercially reasonable efforts to (i) maintain the listing of the Shares on the BYMA and to maintain the registration of the Company with the CNV, and (ii) maintain the listing of the ADSs on the NYSE and to maintain the registration of the Company with the Commission for at least three years from the later of the Closing Date or the Option Closing Date.

The Company also covenants with each Underwriter that, without the prior written consent of the Managers on behalf of the Underwriters, it will not, during the period ending 90 days after the date of the Prospectus (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause 1 or 2 above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. The foregoing sentence shall not apply to (a) the ADSs to be sold hereunder and the Shares to be placed by the Argentine Placement Agent, (b) the exercise of preemptive and accretion rights pursuant to the Rights Offering and delivery of shares of Common Stock pursuant thereto, (c) the issuance by the Company of shares of Common Stock in connection with dividends declared prior to the date hereof and described in the Time of Sale Prospectus, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of Common Stock, (e) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and described in the Time of Sale Prospectus, (f) transfers by the Company of shares of Common Stock to affiliates of the Company or (g) transactions related to Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, in which the Company acts as a broker-dealer on behalf of its clients; provided that, (A) in the case of (d) above (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act or with any stock exchange or regulatory agency, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period, and (B) in the case of any issuance, distribution or transfer pursuant to clause (f), (1) no such issuance, distribution or transfer, as the case may be, shall result in a mandatory or voluntary filing with any stock exchange or any filing or announcement with any regulatory agency, and (2) each transferee or distribute shall sign and deliver a lock-up letter substantially in the form of this Agreement. The Company agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Company’s shares of Common Stock except in compliance with the foregoing restrictions.

If the Managers, in their sole discretion, agree to release or waive the restrictions set forth in a lock-up letter described in Section 5(k) hereof for an executive officer or director of the Company and provide the Company with notice of the impending release or waiver at least two business days before the effective date of the release or waiver, the Company agrees to announce the impending release or waiver by a press release substantially in the form of Exhibit E hereto through a major news service at least two business days before the effective date of the release or waiver.

7. Covenants of the Underwriters. Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter, other than the free writing prospectus listed on Schedule II.

8. Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, its employees, directors, officers and agents, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and

each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below;

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its employees, directors, its officers who sign the Registration Statement and agents, and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through you expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus, road show, or the Prospectus or any amendment or supplement thereto, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Time of Sale Prospectus and the Prospectus furnished on behalf of each Underwriter: under the heading “Underwriting and Conflicts of Interest,” the concession figure appearing in the fourth paragraph, the information appearing in the tenth paragraph and the stabilization information in the thirteenth paragraph; provided further, that in no case shall any Underwriter be responsible for any amount in excess of the net underwriting discount or commission received by that Underwriter pursuant to this Agreement in connection with the offering and sale of the ADSs.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel chosen by the indemnifying party and reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Managers, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the ADSs or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the ADSs shall be deemed to be in the same respective proportions as the net proceeds from the offering of the ADSs (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate Public Offering Price of the ADSs. The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of ADSs they have purchased hereunder, and not joint.

(e) The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the ADSs underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the ADSs.

9. Termination. The Underwriters may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the NYSE, the NYSE MKT, the NASDAQ Global Market, the BYMA or the MAE, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States, Argentina or other relevant jurisdiction shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State or Argentine authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets, currency exchange rates or controls or any calamity or crisis that, in your sole judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your sole judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the ADSs on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

10. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase ADSs that it has or they have agreed to purchase hereunder on such date, and the aggregate number of ADSs which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the ADSs to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm ADSs set forth opposite their respective names in Schedule I bears to the aggregate number of Firm ADSs set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the ADSs which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of ADSs that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such number of ADSs without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm ADSs and the aggregate number of Firm ADSs with respect to which such default occurs is more than one-tenth of the aggregate number of Firm ADSs to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Firm ADSs are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional ADSs and the aggregate number of Additional ADSs with respect to which such default occurs is more than one-tenth of the aggregate number of Additional ADSs to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional ADSs to be sold on such Option Closing Date or (ii) purchase not less than the number of Additional ADSs that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement, provided that the Company shall not be required to reimburse the out-of-pocket expenses of any defaulting Underwriters.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

11. Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the ADSs, represents the entire agreement between the Company and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the ADSs.

12. Absence of Fiduciary Relationship. The Company acknowledges that in connection with the offering of the ADSs: (i) the Underwriters have acted at arms’ length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the ADSs.

13. Representation of Underwriters. The Managers will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Managers will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

16. Taxes. If any sum payable by the Company under this Agreement is subject to Argentine tax in the hands of an Underwriter or taken into account as a receipt in computing the taxable income of that Underwriter (excluding net income taxes on underwriting commissions payable hereunder), the sum payable to the Underwriter under this Agreement shall be increased to such sum as will ensure that the Underwriter shall be left with the sum it would have had in the absence of such Argentine tax; provided that this Section 16 shall not apply to any such taxes levied as a result of (i) an Underwriter’s present or former connection with Argentina other than in connection with this Agreement and the transactions contemplated herein or (ii) an Underwriter’s failure to provide any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the taxing jurisdiction of the Underwriter if such compliance is required or imposed by applicable law as a precondition to an exemption from, or reduction in, such taxes, duties or other charges, provided that in no event shall such Underwriter be required to provide any certification, identification, information, documentation or other reporting that is materially more onerous for such Underwriter to provide than had such Underwriter been required to file Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY.

17. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

18. Submission to Jurisdiction; Appointment of Agents for Service. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York (the “Specified Courts”) over any suit, action or proceeding arising out of or relating to this Agreement, the Prospectus, the Registration Statement or the offering of the ADSs (each, a “Related Proceeding”). The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any Related Proceeding brought in such a court and any claim that any such Related Proceeding brought in such a court has been brought in an inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding.

(b) The Company hereby irrevocably appoints CT Corporation System, with offices at 111 Eighth Ave., New York, New York, 10011 as its agent for service of process in any Related Proceeding and agrees that service of process in any such Related Proceeding may be made upon it at the office of such agent. The Company waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Company represents and warrants that such agent has agreed to act as the Company’s agent for service of process for a period of seven years and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect for such period of seven years from the date of this Agreement. Service of process in compliance with applicable requirements upon the Company’s authorized agent shall be deemed, in every respect, effective service of process upon the Company.

(c) THE PARTIES HERETO EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY RELATED PROCEEDING.

19. Waiver of Immunity. To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to themselves or any of their property, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of their obligations under this Agreement to the extent permitted by applicable law.

20. Judgment Currency. (A) The Company agrees to indemnify each Underwriter against any loss incurred by such Underwriter as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “judgment currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the judgment currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such Underwriter is able to purchase U.S. dollars with the amount of the judgment currency actually received by the Underwriter. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

(B) The Company further agrees that, notwithstanding any applicable restriction or prohibition on access to the foreign exchange market in Argentina, any and all amounts payable by the Company to the Underwriters and/or any Indemnified Party hereunder shall be paid in U.S. dollars. In the event of the existence of any such restriction or prohibition, the Company shall, at its own expense, obtain U.S. dollars to satisfy its payment obligations hereunder, to the extent permitted by applicable law, by:

(i) purchasing, with Argentine pesos, of any series of Argentine public debt instruments denominated in U.S. dollars or any other public or private bond or tradable security issued in Argentina and denominated in U.S. dollars, and subsequent transfer and sale of any such security, outside of Argentina, in exchange for U.S. dollars; or

(ii) purchasing U.S. dollars in New York City, London or any other city or market in which U.S. dollars may be purchased, with any legal tender; or

(iii) acquiring U.S. dollars through any other legal mechanism for the acquisition of U.S. dollars in any exchange market.

In the event any of such transactions to obtain U.S. dollars is required to be undertaken by the Company, amounts due hereunder shall accrue interest until payment is made in U.S. dollars as set forth herein. Nothing contained herein shall relieve the Company of its obligation to make payments hereunder in U.S. dollars, for any reason whatsoever, including, without limitation, any of the following circumstances:

(i) the purchase of U.S. dollars in Argentina is more onerous or burdensome for the Company than as of the date hereof;

(ii) the exchange rate in effect in Argentina increases significantly from the rate in effect as of the date of the date hereof; or

(iii) the ability of the Company to satisfy its payment obligations hereunder in Argentine pesos, pursuant to Section 765 of the Argentine Civil and Commercial Code sanctioned by Law No. 26,994 and/or any other applicable regulations or general principles under Argentine law.

The Company hereby waives, to the fullest extent permitted by law, the right to invoke any defense of payment impossibility (including any defense under Section 1091 of the Argentine Civil and Commercial Code and/or any amendments and/or supplements to such regulations), impossibility of paying in U.S. dollars (assuming any liability for any force majeure or act of God), or right to pay in other currency other than U.S. dollars, including, without limitation, any legal currency in Argentina.

21. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

22. Notices. All communications hereunder will be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to you at the address set forth in Schedule I hereto; and, if sent to the Underwriters, will be mailed or delivered and confirmed to Morgan Stanley & Co.

LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department, and Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, with a facsimile copy to +1 (646) 291-1469, or, if sent to the Company, will be mailed or delivered and confirmed to it at BBVA Banco Francés S.A., Córdoba 111, (C1054AAA) Buenos Aires, Republic of Argentina, Attention: Adrián Bressani / Rocío Carreras / Eduardo González; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed or delivered and confirmed to such Underwriter.

[Signature pages follow]

Very truly yours,

BBVA BANCO FRANCÉS S.A.

By:	/s/ Martin Ezequiel Zarich
Name: Martin Ezequiel Zarich
Title: Chief Executive Officer

Accepted as of the date hereof

MORGAN STANLEY & CO. LLC

By:	/s/ Manuel Garcia Diez
Name: Manuel Garcia Diez
Title: Managing Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Juan Carlos George
Name: Juan Carlos George
Title: Managing Director

Acting severally on behalf of themselves and the several Underwriters named in Schedule I hereto.

SCHEDULE I

Underwriter	Number of Firm ADSs
MORGAN STANLEY & CO. LLC	8,694,498
CITIGROUP GLOBAL MARKETS INC.	6,520,873
CREDIT SUISSE SECURITIES (USA) LLC	3,260,436
BBVA SECURITIES INC.	3,260,436

Total	21,736,243

SCHEDULE II

Time of Sale Prospectus

1.	Preliminary Prospectus issued July 18, 2017

2.	The following free writing prospectuses filed by the Company under Rule 433(d) of the Securities Act:

Free writing prospectus filed by the Company on July 19, 2017.

3.	The following information:

(a)	The initial price to the public of the ADSs: $15.85 per ADS.

(b)	Total Firm ADS: 65,208,729 Shares in the form of 21,736,243 ADSs.

(c)	Total Additional ADSs offered by the Company: 9,781,789 Shares in the form of 3,260,596 ADSs.

(d)	Total number of Shares in the global offering: 65,211,930 Shares.

(e)	Trade Date: July 19, 2017.

(f)	Settlement Date: July 24, 2017.

(g)	Pre-stabilization Transactions: Morgan Stanley & Co. LLC purchased 3,080 of the Company’s American depositary shares on behalf of the Underwriters at a price of $15.85 per American depositary share on July 18, 2017 in pre-stabilization activities.

[Additional schedules omitted]